Exhibit 99.1

Portman Ridge Finance Corporation Announces First Quarter 2022 Financial Results

May 10, 2022

Well Positioned to Further Improve Portfolio Performance and Increase Investment Income in 2022;

Refinances JPMorgan Chase Bank (“JPM”) Credit Facility and Reduces Cost of Capital

Declares Quarterly Distribution of $0.63 Per Share

NEW YORK, May 10, 2022 (GLOBE NEWSWIRE) — Portman Ridge Finance Corporation (Nasdaq: PTMN) (the “Company” or “Portman Ridge”) announced today its financial results for the first quarter ended March 31, 2022.

First Quarter 2022 Highlights

•

Net asset value (“NAV”) for the first quarter of 2022 remained relatively flat at $278.3 million ($28.76 per share1) as compared to $280.1 million ($28.88 per share) in the fourth quarter of 2021, despite pervasive market volatility and other macro-economic and political factors.

•	Total investment income the first quarter of 2022 was $16.9 million, of which $13.0 million was attributable to interest income from the debt securities portfolio.

•	Excluding the impact of purchase price accounting, core investment income[2] for the first quarter of 2022 was $15.1 million.

•	Net investment income (“NII”) for the first quarter of 2022 was $7.9 million ($0.82 per share).

•

Total investments at fair value as of March 31, 2022 was $568.0 million; when excluding CLO Funds, Joint Ventures and short-term investments, these investments are spread across 30 different industries and 116 entities with an average par balance per entity of approximately $3.3 million.

•	As of March 31, 2022, six of the Company’s debt investments were on non-accrual status compared to seven as of December 31, 2021.

•

As of March 31, 2022, par value of outstanding borrowings was $352.4 million with an asset coverage ratio of total assets to total borrowings of 180%. On a net basis, leverage as of March 31, 2022 was 0.97x.[3]

•	During the quarter, the Company restructured its stock buybacks and repurchased 22,990 of shares under its Renewed Stock Repurchase program at an aggregate cost of approximately $545 thousand.

[1]	NAV per share as determined in accordance with U.S. generally accepted accounting principles, or U.S. GAAP, was decreased 5 cents per share due to the impact of a one-time quarterly tax provision.
[2]

Core investment income represents reported total investment income as determined in accordance with U.S. generally accepted accounting principles, or U.S. GAAP, less the impact of purchase price discount accounting in connection with the Garrison Capital Inc. (“GARS”) and Harvest Capital Credit Corporation (“HCAP”) mergers. Portman Ridge believes presenting core investment income and the related per share amount is useful and appropriate supplemental disclosure for analyzing its financial performance due to the unique circumstance giving rise to the purchase accounting adjustment. However, core investment income is a non-U.S. GAAP measure and should not be considered as a replacement for total investment income and other earnings measures presented in accordance with U.S. GAAP. Instead, core investment income should be reviewed only in connection with such U.S. GAAP measures in analyzing Portman Ridge’s financial performance.

[3]

Net leverage is calculated as the ratio between (A) debt, excluding unamortized debt issuance costs, less available cash and cash equivalents, and restricted cash and (B) NAV. Portman Ridge believes presenting a net leverage ratio is useful and appropriate supplemental disclosure because it reflects the Company’s financial condition net of $83.6 million of cash and cash equivalents. However, the net leverage ratio is a non-U.S. GAAP measure and should not be considered as a replacement for the regulatory asset coverage ratio and other similar information presented in accordance with U.S. GAAP. Instead, the net leverage ratio should be reviewed only in connection with such U.S. GAAP measures in analyzing Portman Ridge’s financial condition.

Subsequent Events

•	Declared a stockholder distribution of $0.63 per share for the second quarter of 2022, payable on June 7, 2022 to stockholders of record at the close of business on May 24, 2022.

•

On April 29, 2022, the Company refinanced its Revolving Credit Facility with JPMorgan Chase Bank as administrative agent. The amended agreement places three-month SOFR as the benchmark interest rate and reduces the applicable margin to 2.80% per annum from 2.85% per annum. Other amendments include the extension of the reinvestment period and scheduled termination date to April 29, 2025 and April 29, 2026, respectively.

Management Commentary

Ted Goldthorpe, Chief Executive Officer of Portman Ridge, stated, “Despite operating in an environment with rising interest rates, market volatility, and the war in the Ukraine, we reported a relatively unchanged NAV per share for the first quarter, reduced our non-accruals, and maintained our dividend of $0.63 per share. While many of our peers have seen raised interest rates on their lines of credit and outstanding debt, we have been able to restructure our agreement with JPMorgan Chase and lower the interest rate, shift from LIBOR to SOFR, and extend the maturity date by 2 1⁄2 years. Although investment activity and originations were lower in the first quarter of 2022 as compared to the second half of 2021, a sector-wide trend, subsequent to quarter end we have deployed approximately $35 million of our available cash in new investments and have a pipeline of an additional $20 million to $30 million we expect to deploy before the end of the second quarter. We are also pleased to announce that we have added two new seasoned members to our board. Overall, we believe that we are well-positioned to further improve our portfolio performance and increase investment income in 2022.”

Select Financial Highlights

	For the Three Months Ended March 31,
	2022	2021
Total Investment Income	16,944	18,305

Total Expenses	9,036	10,092

Net Investment Income	7,908	8,213

Net realized gain (loss) on investments	(5,553)	(5,086)

Net unrealized gain (loss) on investments	2,143	6,745

Tax (provision) benefit on realized and unrealized gains (losses) on investments	(440)	—

Net realized and unrealized appreciation (depreciation) on investments, net of taxes	(3,850)	1,659

Realized gains (losses) on extinguishments of debt	—	(1,835)

Net Increase (Decrease) in Net Assets Resulting from Operations	$4,058	$8,037

Net Increase (Decrease) In Stockholders’ Equity Resulting from Operations per Common Share (4):
Basic and Diluted:	$0.42	$1.07
Net Investment Income Per Common Share (4):
Basic and Diluted:	$0.82	$1.09
Weighted Average Shares of Common Stock Outstanding—Basic and Diluted(4)	9,698,099	7,517,453

[4]

The Company completed a Reverse Stock Split of 10 to 1 effective August 26, 2021. As a result, the share and per share amounts have been adjusted retroactively to reflect the split for all periods prior to August 26, 2021.

For the Three Months Ended
($ in thousands)	March 31, 2022
Interest from investments in debt excluding accretion	$9,812
Purchase discount accounting	1,812
PIK Investment Income	1,382
CLO Income	1,634
JV Income	2,108
Service Fees	196

Total Investment Income	16,944

Less: Purchase discount accounting	(1,812)

Core Investment Income	15,132

Total investment income for the three months ended March 31, 2022 and March 31, 2021 was $16.9 million and $18.3 million, respectively. Total expenses for the three months ended March 31, 2022 and March 31, 2021 were $9.0 million and $10.1 million, respectively.

At both March 31, 2022 and December 31, 2021, the weighted average contractual interest rate on our interest earning debt securities portfolio was approximately 8.1%.

Investment Portfolio Activity

The composition of our investment portfolio as of March 31, 2022 and December 31, 2021 at cost and fair value was as follows:

($ in thousands)	March 31, 2022 (unaudited)			December 31, 2021
Security Type	Cost/Amortized Cost	Fair Value	%(5)	Cost/Amortized Cost	Fair Value	%(¹)
Senior Secured Loan	$394,552	$395,062	69	$361,556	$364,701	66
Junior Secured Loan	69,795	60,976	11	82,996	70,549	13
Senior Unsecured Bond	416	43	0	416	43	0
Equity Securities	24,637	22,633	4	26,680	22,586	4
CLO Fund Securities	51,163	29,057	5	51,561	31,632	6
Asset Manager Affiliates(6)	17,791	—	—	17,791	—	—
Joint Ventures	65,305	60,217	11	64,365	60,474	11
Derivatives	31	23	—	31	(2,412)	—

Total	$623,690	$568,011	100%	$605,396	$547,573	100%

[5]	Represents percentage of total portfolio at fair value.
[6]	Represents the equity investment in the Asset Manager Affiliates.

As of March 31, 2022, six of the Company’s debt investments were on non-accrual status compared to seven investments on a non-accrual status as of December 31, 2021. Investments on non-accrual status as of March 31, 2022 decreased to 0.2% and 1.9% of the Company’s investment portfolio at fair value and amortized cost, respectively, compared to 0.5% and 2.8% as of December 31, 2021.

Liquidity and Capital Resources

As of March 31, 2022, we had $352.4 million (par value) of borrowings outstanding with a weighted average interest rate of 3.2%, of which $108.0 million par value had a fixed rate and $244.4 million par value had a floating rate. Portman Ridge expects future portfolio investments to predominately be floating rate investments.

As of March 31, 2022, the Company had unrestricted cash of $20.5 million and restricted cash of $63.1 million. This compares to unrestricted cash of $28.9 million and restricted cash of $39.4 million as of December 31, 2021. As of March 31, 2022, we had $34.4 million of available borrowing capacity under the Senior Secured Revolving Credit Facility, and $25.0 million of borrowing capacity under the 2018-2 Revolving Credit Facility.

Total assets and shareholder’s equity as of March 31, 2022 were $660.9 million and $278.3 million respectively, as compared to $648.3 million and $280.1 million, respectively as of December 31, 2021.

As of March 31, 2022 and December 31, 2021, the fair value of investments and cash were as follows:

($ in thousands)
Security Type	March 31, 2022	December 31, 2021
Cash and cash equivalents	$20,524	$28,919
Restricted Cash	63,094	39,421
Senior Secured Loan	395,062	364,701
Junior Secured Loan	60,976	70,549
Senior Unsecured Bond	43	43
Equity Securities	22,633	22,586
CLO Fund Securities	29,057	31,632
Joint Ventures	60,217	60,474
Derivatives	23	(2,412)

Total	$651,629	$615,913

Interest Rate Volatility

The Company’s investment income is affected by fluctuations in various interest rates, including LIBOR and prime rates.

As of March 31, 2022, approximately 87% of the Company’s debt securities portfolio were either floating rate with a spread to an interest rate index such as LIBOR or the prime rate. 76.6% of these floating rate loans contain LIBOR floors ranging between 0.50% and 2.00%.

In periods of rising or lowering interest rates, the cost of the portion of debt associated with the 4.875% Notes Due 2026 would remain the same, given that this debt is at a fixed rate, while the interest rate on borrowings under the Revolving Credit Facility would fluctuate with changes in interest rates.

Generally, an increase in the base rate index for floating rate investment assets would increase gross investment income and a decrease in the base rate index for such assets would decrease gross investment income (in either case, such increase/decrease may be limited by interest rate floors/minimums for certain investment assets).

	Impact on net investment income from a change in interest rates at:
	($ in thousands)
	1%	2%	3%
Increase in interest rate	$1,523	$3,167	$4,814
Decrease in interest rate	$746	$746	$746

Net investment income assuming a 1% increase in interest rates would increase by approximately $1.5 million on an annualized basis. If the increase in rates was more significant, such as 2% or 3%, the net effect on net investment income would be an increase of approximately $3.2 million and $4.8 million, respectively.

On an annualized basis, a decrease in interest rates of 1%, 2% or 3% would result in an increase in net investment income of approximately $746 thousand. The effect on net investment income from declines in interest rates is impacted by interest rate floors on certain of our floating rate investments, as there is no floor on our floating rate debt facility and the 2018-2 Secured Notes.

Conference Call and Webcast

We will hold a conference call on Wednesday, May 11, 2022 at 9:00 am Eastern Time to discuss our first quarter 2022 financial results. To access the call, stockholders, prospective stockholders and analysts should dial (866) 757-5630 approximately 10 minutes prior to the start of the conference call and use the conference ID 5981065.

A replay of this conference call will be available from approximately 12:00 p.m. ET on May 11 through May 18. The dial in number for the replay is (855) 859-2056 and the conference ID is 5981065.

A live audio webcast of the conference call can be accessed via the Internet, on a listen-only basis on the Company’s website www.portmanridge.com in the Investor Relations section under Events and Presentations. The webcast can also be accessed by clicking the following link: Portman Ridge First Quarter 2022 Conference Call. The online archive of the webcast will be available on the Company’s website shortly after the call.

About Portman Ridge Finance Corporation

Portman Ridge Finance Corporation (Nasdaq: PTMN) is a publicly traded, externally managed investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940. Portman Ridge’s middle market investment business originates, structures, finances and manages a portfolio of term loans, mezzanine investments and selected equity securities in middle market companies. Portman Ridge’s investment activities are managed by its investment adviser, Sierra Crest Investment Management LLC, an affiliate of BC Partners Advisors, LP.

Portman Ridge’s filings with the Securities and Exchange Commission (the “SEC”), earnings releases, press releases and other financial, operational and governance information are available on the Company’s website at www.portmanridge.com.

About BC Partners Advisors L.P. and BC Partners Credit

BC Partners is a leading international investment firm with over $40 billion of assets under management in private equity, private credit and real estate strategies. Established in 1986, BC Partners has played an active role in developing the European buyout market for three decades. Today, BC Partners executives operate across markets as an integrated team through the firm’s offices in North America and Europe. Since inception, BC Partners has completed 117 private equity investments in companies with a total enterprise value of €149 billion and is currently investing its eleventh private equity fund. For more information, please visit www.bcpartners.com.

BC Partners Credit was launched in February 2017 and has pursued a strategy focused on identifying attractive credit opportunities in any market environment and across sectors, leveraging the deal sourcing and infrastructure made available from BC Partners.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements. The matters discussed in this press release, as well as in future oral and written statements by management of Portman Ridge Finance Corporation, that are forward-looking statements are based on current management expectations that involve substantial risks and uncertainties which could cause actual results to differ materially from the results expressed in, or implied by, these forward-looking statements.

Forward-looking statements relate to future events or our future financial performance and include, but are not limited to, projected financial performance, expected development of the business, plans and expectations about future investments and the future liquidity of the Company. We generally identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “outlook”, “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar words. Forward-looking statements are based upon current plans, estimates and expectations that are subject to risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove to be incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements.

Important assumptions include our ability to originate new investments, and achieve certain margins and levels of profitability, the availability of additional capital, and the ability to maintain certain debt to asset ratios. In light of these and other uncertainties, the inclusion of a projection or forward-looking statement in this press release should not be regarded as a representation that such plans, estimates, expectations or objectives will be achieved. Important factors that could cause actual results to differ materially from such plans, estimates or expectations include, among others, (1) uncertainty of the expected financial performance of the Company; (2) expected synergies and savings associated with merger transactions effectuated by the Company; (3) the ability of the Company and/or its adviser to implement its business strategy; (4) evolving legal, regulatory and tax regimes; (5) changes in general economic and/or industry specific conditions; (6) the impact of increased competition; (7) business prospects and the prospects of the Company’s portfolio companies; (8) contractual arrangements with third parties; (9) any future financings by the Company; (10) the ability of Sierra Crest Investment Management LLC to attract and retain highly talented professionals; (11) the Company’s ability to fund any unfunded commitments; (12) any future distributions by the Company; (13) changes in regional or national economic conditions, including but not limited to the impact of the COVID-19 pandemic, and their impact on the industries in which we invest; and (14) other changes in the conditions of the industries in which we invest and other factors enumerated in our filings with the SEC. The forward-looking statements should be read in conjunction with the risks and uncertainties discussed in the Company’s filings with the SEC, including the Company’s most recent Form 10-K and other SEC filings. We do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required to be reported under the rules and regulations of the SEC.

Contacts:

Portman Ridge Finance Corporation

650 Madison Avenue, 23rd floor

New York, NY 10022

info@portmanridge.com

Jason Roos

Chief Financial Officer

Jason.Roos@bcpartners.com

(212) 891-2880

Lena Cati

The Equity Group Inc.

lcati@equityny.com

(212) 836-9611

Serena Liegey

The Equity Group Inc.

sliegey@equityny.com

(212) 836-9630

PORTMAN RIDGE FINANCE CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

	March 31, 2022	December 31, 2021
	(Unaudited)
ASSETS
Investments at fair value:
Non-controlled/non-affiliated investments (amortized cost: 2022 - $490,597; 2021 - $479,153)	$464,754	$452,482
Non-controlled affiliated investments (amortized cost: 2022 - $74,951; 2021 - $74,082)	75,129	74,142
Controlled affiliated investments (cost: 2022 - $58,142; 2021 - $52,130)	28,128	23,361

Total Investments at Fair Value (cost: 2022 - $623,690; 2021 - $605,365)	568,011	549,985
Cash and cash equivalents	20,524	28,919
Restricted cash	63,094	39,421
Interest receivable	3,119	5,514
Receivable for unsettled trades	2,153	20,193
Due from affiliates	592	507
Other assets	3,365	3,762

Total Assets	$660,858	$648,301

LIABILITIES
2018-2 Secured Notes (net of discount of: 2022 - $1,358; 2021 - $1,403)	162,504	162,460
4.875% Notes Due 2026 (net of discount of: 2022 - $2,046; 2021 - $2,157; net of deferred financing costs of: 2022 - $977; 2021 - $951)	104,977	104,892
Great Lakes Portman Ridge Funding LLC Revolving Credit Facility (net of deferred financing costs of: 2022 - $640; 2021 - $732)	79,930	79,839
Derivative liabilities (cost: 2021 - $31)	—	2,412
Payable for unsettled trades	21,622	5,397
Accounts payable, accrued expenses and other liabilities	5,101	4,819
Accrued interest payable	3,325	2,020
Due to affiliates	1,286	1,799
Management and incentive fees payable	3,812	4,541

Total Liabilities	382,557	368,179
COMMITMENTS AND CONTINGENCIES
NET ASSETS
Common stock, par value $0.01 per share, 20,000,000 common shares authorized; 9,867,998 issued, and 9,676,705 outstanding at March 31, 2022, and 9,867,998 issued, and 9,699,695 outstanding at December 31, 2021	97	97
Capital in excess of par value	733,327	733,095
Total distributable (loss) earnings	(455,123)	(453,070)

Total Net Assets	278,301	280,122

Total Liabilities and Stockholders’ Equity	$660,858	$648,301

NET ASSET VALUE PER COMMON SHARE (4)	$28.76	$28.88

(4)

The Company completed a Reverse Stock Split of 10 to 1 effective August 26, 2021, the common shares and net asset value per common share have been adjusted retroactively to reflect the split for all periods presented.

PORTMAN RIDGE FINANCE CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

(Unaudited)

	For the Three Months Ended March 31,
	2022	2021
INVESTMENT INCOME
Interest income:
Non-controlled/non-affiliated investments	$12,667	$14,470
Non-controlled affiliated investments	591	233

Total interest income	13,258	14,703
Payment-in-kind income:
Non-controlled/non-affiliated investments	1,126	1,132
Non-controlled affiliated investments	256	—

Total payment-in-kind income	1,382	1,132
Dividend income:
Non-controlled affiliated investments	945	814
Controlled affiliated investments	1,163	1,226

Total dividend income	2,108	2,040
Fees and other income	196	430

Total investment income	16,944	18,305

EXPENSES
Management fees	2,135	1,793
Performance-based incentive fees	1,678	2,094
Interest and amortization of debt issuance costs	3,344	3,380
Professional fees	845	1,494
Administrative services expense	847	613
Other general and administrative expenses	187	718

Total expenses	9,036	10,092

NET INVESTMENT INCOME	7,908	8,213

REALIZED AND UNREALIZED GAINS (LOSSES) ON INVESTMENTS
Net realized gains (losses) from investment transactions:
Non-controlled/non-affiliated investments	(3,670)	(5,195)
Non-controlled affiliated investments	212	109
Derivatives	(2,095)	—

Net realized gain (loss) on investments	(5,553)	(5,086)
Net change in unrealized appreciation (depreciation) on:
Non-controlled/non-affiliated investments	829	6,263
Non-controlled affiliated investments	117	331
Controlled affiliated investments	(1,245)	625
Derivatives	2,442	(474)

Net unrealized gain (loss) on investments	2,143	6,745

Tax (provision) benefit on realized and unrealized gains (losses) on investments	(440)	—

Net realized and unrealized appreciation (depreciation) on investments, net of taxes	(3,850)	1,659

Realized gains (losses) on extinguishments of debt	—	(1,835)

NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS	$4,058	$8,037

Net Increase (Decrease) In Stockholders' Equity Resulting from Operations per Common Share (4):
Basic and Diluted:	$0.42	$1.07
Net Investment Income Per Common Share (4):
Basic and Diluted:	$0.82	$1.09
Weighted Average Shares of Common Stock Outstanding—Basic and Diluted(1)	9,698,099	7,517,453

(4)

The Company completed a Reverse Stock Split of 10 to 1 effective August 26, 2021, the common shares and net asset value per common share have been adjusted retroactively to reflect the split for all periods presented.

Source: Portman Ridge Finance Corporation